Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholder of Allianz Life Insurance Company of North America and Contract Owners of Allianz Life Variable Account B:

We consent to the use of our report, dated March 24, 2016, on the financial statements of Allianz Life Variable Account B as of and for the year or period ended December 31, 2015 including the statements of changes in net assets for each of the years or periods in the two year period then ended and the financial highlights for each of the periods presented incorporated by reference herein and to the use of our report, dated March 31, 2016, on the consolidated financial statements and supplemental schedules of Allianz Life Insurance Company of North America and subsidiaries as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, included herein and to the references to our firm under the heading "Financial Statements" in the prospectus.
/s/ KPMG LLP
Minneapolis, Minnesota
 October 26, 2016